Exhibit 10.20

ULTA BEAUTY, INC.

AMENDED AND RESTATED 2011 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT – Performance Shares

Ulta Beauty, Inc. (the “Company”) pursuant to the Ulta Beauty, Inc. Amended and Restated 2011 Incentive Award Plan (the “Plan”) hereby grants the following individual the right to earn Restricted Stock Units (each, an “RSU”), subject to the requirements set forth herein and in the Plan.  Each RSU earned entitles the Holder to receive an equal number of shares of common stock, par value $0.01 per share (“Shares”) at settlement, as described herein.

Grant:

Name:	Address:
Grant Date
Target Number of RSUs Granted (“Target Award”)

Performance Conditions:

Performance Period:	[ ⚫ ]
Earning of RSUs and Vesting Date:

The RSUs are earned (or not) and become “Vesting Eligible RSUs”) based on achievement relative to the Performance Goals and the formulas set forth on Exhibit A to this Award Agreement. To the extent that the Performance Goals are met, then any Vesting Eligible RSUs (and any earned Dividend Equivalents thereon) shall be paid to the Holder on March 15, [ ⚫ ] (the “Vesting Date”), provided the Holder has not incurred a Termination of Service prior to the Vesting Date (except as otherwise provided in Exhibit A).

Unless otherwise defined herein, capitalized terms shall have the same meanings set forth in the Plan.

1.Determination of Earned RSUs.  The number of RSUs granted, represents a target number of shares that may be earned based upon satisfaction of the target Performance Goal(s) as set forth on Exhibit A (the “Target Award”).  The actual number of RSUs earned (“Vesting Eligible RSUs”) may be greater or less than the Target Award, or even zero and will be determined based on the Company's actual performance level achieved according to the formulas set forth on Exhibit A.  All RSUs that do not become Vesting Eligible RSUs shall be forfeited.  Once the performance conditions for becoming Vesting Eligible RSUs are satisfied, such Vesting Eligible RSUs remain subject forfeiture until RSUs become “Vested RSUs” on the Vesting Date, unless otherwise provided on  Exhibit A.

2.Limits on Transfer.  Holder may not sell, pledge, transfer, subject to lien, assign or otherwise hypothecate the RSUs unless and until the RSUs become Vested RSUs, and all other terms and conditions set forth herein and in the Plan have been satisfied.  Any attempt to do so contrary to the provisions of this Award Agreement shall be null and void.

3.Non-Compete, Non-Solicitation and Confidential Information.  The grant of the RSUs is subject to either Holder consenting to or having already consented to and abiding by the terms of the Confidential Information & Protective Covenants Agreement (the “CIPCA”).

4.Forfeiture.

(a)Unless otherwise provided in Exhibit A, the RSUs shall be forfeited upon the Holder’s Termination of Service with the Company or if Holder violates the CIPCA prior to the Settlement Date, whether or not such RSUs were otherwise Vesting Eligible RSUs.

(b)Notwithstanding Section 4(a), if the Holder has a Termination of Service by reason of the Holder’s Qualified Retirement prior to March 15, [ ⚫ ], the RSUs will remain outstanding and eligible to vest on March 15, [ ⚫ ] (and shall be settled in accordance with Section 5) as if the Holder has not incurred a Termination of Service; provided, however, that if the Holder owns, operates, or provides any advisory, employment, director or other similar services to any Competitive Business (as defined in the CIPCA) in the Restricted Area (as defined in the CIPCA) at any time during the two (2) years following Holder's Termination of Service, then the unvested RSUs will be immediately forfeited.  For purposes of this Agreement “Qualified Retirement” shall mean the Holder’s Termination of Service other than by the Company for Cause at such time that (x) the Holder has reached the age of 55, (y) the sum, rounded up to the nearest whole number, of the Holder’s age (measured to two decimal points) and the number of years (measured to two decimal points) of uninterrupted service with the Company as an Employee, Consultant or Non-Employee Director, is greater than or equal to seventy (70), and (z) to the extent that the Termination of Service is a result of the Holder’s resignation from the Company, the Holder has provided the Company with at least one (1) year prior written notice of the Holder’s intent to retire (or such other shorter minimum advance written notice that is acceptable to the Administrator in its sole discretion), provided that the Holder continues to provide services during the notice period. The determination of the Administrator as to an individual’s Qualified Retirement shall be conclusive on all parties.

5.Settlement and Payment of RSUs.  Unless an earlier date is required in Exhibit A, the Company will deliver to Holder the number of Shares equal to the Vested RSUs as on the Vesting Date.  The Company shall deliver the Shares electronically into a brokerage account designated by Holder and shall not be required to deliver actual physical Share certificates.  The issuance of Shares in settlement of Vested RSUs will be subject to tax withholding, as provided below.

6.Withholding. The Company has the authority to deduct or withhold, or require Holder to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign withholding taxes with respect to the Shares issued in settlement of Vested RSUs.  A Holder may elect to satisfy his or her tax obligation, in whole or in part: (i) with the consent of the Company, by surrendering Shares or having the Company withhold Shares otherwise issuable under this Award Agreement, in each case with a Fair Market Value on the date of such surrender or withholding equal to the minimum amount of the tax withholding obligation or (ii) by payment in cash or check.  Notwithstanding anything to the contrary herein, if the Holder made no such election or the tax obligation arises during a period in which the Holder is prohibited from trading under any policy of the Company or by reason of the Securities Exchange Act of 1934, then the tax withholding obligation shall automatically be satisfied by the Company withholding Shares having a Fair Market Value equal to the minimum amount of the tax withholding obligation.  No Shares will be delivered to Holder in settlement of vested RSUs under Section 5 unless and until all tax withholding obligations have been satisfied.

7.Rights as Stockholder.  The RSUs awarded under this Award Agreement do not confer upon Holder any rights as a stockholder, including but not limited to any right to vote or receive dividends.  To the extent that dividends are paid on Shares, Holder shall be entitled to receive with respect to the RSUs, dividend equivalent amounts equal to the regular cash dividend payable to holders of Shares (to the extent regular cash dividends are paid) as if Holder were an actual shareholder with respect to the number of Shares equal to his or her outstanding RSUs (the “Dividend Equivalents”).  Holder’s rights to Dividend Equivalents shall cease upon forfeiture or payment of the RSUs.  The aggregate amount of such Dividend Equivalents shall be held by the Company, without interest thereon, and paid to Holder as of the next payroll period after the RSUs are settled as provided in Section 5.  Any Dividend Equivalents held by the Company on RSUs which do not become Vested RSUs shall be forfeited and retained by the Company.

8.Employment.  This Award Agreement does not constitute a contract of employment, and does not confer upon Holder the right to be retained in the employ of the Company or any Subsidiary.  In addition, nothing in the Plan or this Award Agreement shall be interpreted to interfere with or limit in any way the right of the Company to terminate Holder’s employment or services at any time.

9.No Additional Rights.  Participation in the Plan is voluntary.  The value of the RSUs is an extraordinary item that is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided in such plans.  Rather, the awarding of the RSUs under the Plan represents a mere investment.

10.Limitations on Plan Rights.  The RSUs are granted under and governed by the terms and conditions of the Plan.  By acceptance of the RSUs, Holder acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time.  The grant of the RSUs under the Plan is a one-time benefit and does not create any contractual or other rights in Holder to receive a grant of stock or benefits in lieu of RSUs in the future.  Future grants of RSUs, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the number of RSUs, and vesting provisions.  The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time.  By acceptance of the Restricted Stock Unit Award, Holder consents to the provisions of the Plan and this Award Agreement.

11.Clawback.  Notwithstanding anything contained in the Award Agreement to the contrary, all RSUs subject this Award Agreement, and any Shares issued upon settlement hereunder shall be subject to forfeiture, or repayment pursuant to the terms of the Company’s Senior Leadership Clawback Policy or any other policy that the Company may implement in compliance with the requirements of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

12.Section 409A.  To the extent Section 409A of the Code is applicable to the RSUs granted under this Award Agreement, then this Award Agreement and the RSUs granted thereunder are intended to comply with Section 409A and to be interpreted and construed consistent with such intent. Without limiting the generality of the foregoing, if Holder is a “specified employee” within the meaning of Section 409A, as determined under the Company’s established methodology for determining specified employees, then to the extent required in order to avoid accelerated taxation or tax penalties under Section 409A, Shares that would otherwise be issued under this Award (or any other amount due hereunder) upon Termination of Service shall instead be issued on the first business day after the first to occur of (i) the date that is six months following the Holder’s Termination of Service and (ii) the date of the Holder’s death. For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” and “Termination of Service” mean a termination of Holder’s employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A of the Code.

13.Severability, Waiver, Modification, Assignment, and Governing Law.

(a)This Agreement may not be waived or modified except by written agreement of the Company and the Holder, or by court order.

(b)If either party waives the right to pursue a claim for the other’s breach of any provision of the Agreement, the waiver will not extinguish that party’s right to pursue a claim for a subsequent breach.

(c)If the forfeiture provisions of Section 4(b) of this Agreement are determined by a court of competent jurisdiction to be unenforceable because the definition of Competitive Business or Restricted Area are too broad, or the duration for forfeiture of the RSUs is too long, then the court shall modify such definitions and the duration to the extent necessary in order to make Section 4(b) enforceable.  If any court determines that the forfeiture provisions in Section 4(b) of this Agreement are unenforceable despite the power to reform them, then Section 4(b) shall be removed from this Agreement in its entirety, and the RSUs will be forfeited, retroactively, as provided in Section 4(a) as of and upon the Holder's Termination of Service and the remaining provisions of this Agreement are not to be affected and should be given full effect.

(d)This Agreement will inure to the benefit of Company’s successors in interest, affiliates, subsidiaries, parents, purchasers, or assignees, and may be enforced by any one or more of same, without need of any further authorization or agreement from Holder.

(e)The laws of the State where Employee is employed by the Company as of the Effective Date of this Agreement will govern this Agreement, and the rights of the Parties in any dispute arising from this Agreement.

(f)Any action relating to or arising from this Agreement must be brought in the courts of the State of Illinois or the federal district courts located in the State of Illinois (if sufficient grounds for federal court jurisdiction exist).  Employee expressly consents to personal jurisdiction and venue in the aforementioned courts in any such action.

COMPANY:

ULTA BEAUTY, INC., a Delaware corporation

By:

Name:

Title: Chief Human Resources Officer

EXHIBIT A

PERFORMANCE VESTING

Defined terms used in this Exhibit A that are not otherwise defined in the Award Agreement or the Plan have the meanings given to such terms in this Exhibit A, including Section 5 below.

1.Vesting Eligible RSUs.Except as provided in Sections 2 or 3 below, the number of RSUs in which Holder shall be eligible to vest (the “Vesting Eligible RSUs”) shall be determined according to the following formula:

(a)((Target Award x 50%) x EBT Payout Percentage) = “EBT Vesting Eligible RSUs”

(b)((Target Award x 50%) x Revenue Payout Percentage) = “Revenue Vesting Eligible RSUs”

(c)“Vesting Eligible RSUs” = (EBT Vesting Eligible RSUs + Revenue Vesting Eligible RSUs), subject to the TSR Modifier.

The Committee shall have the sole authority and discretion to determine the Vesting Eligible RSUs at the end of the Performance Period based on the Company’s achievement and to adjust the Performance Goals or actual achievement against the goals as provided in the Plan.  No RSUs will become Vesting Eligible RSUs until the date the Committee determines and certifies the level of achievement.  All RSUs that do not become Vesting Eligible RSUs will be forfeited.

2.Death or Disability.  Notwithstanding Section 1 in the event of the Holder’s Termination of Service by the Company due to Holder’s death or Disability during the Performance Period (a “Qualifying Termination”), then the Vesting Eligible RSUs shall equal a prorated portion of the Target Award based on the number of days elapsed in the Performance Period through the Holder’s Termination of Service, subject to the TSR Modifier.

3.Change in Control.  Upon a Change in Control the Performance Period shall terminate and the number of Vesting Eligible RSUs shall equal the greater of (1) the Target Award and (2) the number of RSUs that would be Vesting Eligible RSUs applying the formula in Section 1 based on actual performance through the Change in Control, subject to the TSR Modifier.

4.Vesting and Settlement Date.  Except as otherwise provided in this Section the Vesting Eligible RSUs will vest and be payable on the Vesting Date, provided the Holder has not incurred a Termination of Service prior to the Vesting Date.  Notwithstanding the foregoing (A) in the event of (i) the Holder’s Termination of Service by the Company due to the Holder’s death or Disability or (ii) the Holder’s Termination of Service without Cause during the Performance Period but within the twelve (12) month period following a Change in Control, then the Vesting Eligible RSUs shall vest upon such Termination of Service and will become payable and settled as soon as practicable following the Holder’s Termination of Service, but no later than March 15 of the year following the year in which the Holder’s Termination of Service occurs, and (B) in the event the Holder has a Termination of Service by reason of the Holder’s Qualified Retirement, the Vesting Eligible RSUs will remain outstanding and eligible to vest on the Vesting Date (and shall be settled in accordance with Section 5 of the Award Agreement) as if the Holder has not incurred a Termination of Service, provided, however, that if the Holder owns, operates, or provides any advisory, employment, director or other similar services to any Competitive Business (as defined in the CIPCA) in the Restricted Area (as defined in the CIPCA) at any time during the two (2) years following Holder's Termination of Service, then the unvested RSUs will be immediately forfeited.

5.Definitions.  For purposes of this Award Agreement, the following terms shall have the meanings given below:

(a)“Cause” shall mean, as determined in the sole discretion of the Administrator, the Holder’s (i) commission of a felony; (ii) dishonesty or misrepresentation involving the Company; (iii) serious misconduct in the performance or non-performance of his or her responsibilities to the Company (e.g., gross negligence, willful misconduct, gross insubordination or unethical conduct) or (iv) violation of any material condition of employment if Holder is an Employee.

(b)“Disability” means that the Holder qualifies to receive long-term disability payments under the Company’s long-term disability insurance program, as it may be amended from time to time.

(c)“EBT” shall mean the operating earnings of the Company for such fiscal year as reported in the Company’s publicly filed financial statements.

(d)“EBT Payout Percentage” shall be the percentage determined pursuant to the Payout Chart for the level of achievement of Company’s cumulative EBT target shown in the Payout Chart.

(e)“Final Stock Price” means the Company’s 20-trading day average closing stock price on its principal stock exchange through and including the last trading day of the Performance Period.

(f)“Payout Chart” means the following with performance between levels interpolated linearly:

	Below Threshold	Threshold	Target	Maximum
FY[ ⚫ ] EBT Achievement	Less than [ ⚫ ]	[ ⚫ ]	[ ⚫ ]	[ ⚫ ] or more
EBT Payout Percentage	0%	50%	100%	200%
FY[ ⚫ ] Revenue Achievement	Less than [ ⚫ ]	[ ⚫ ]	[ ⚫ ]	[ ⚫ ] or more
Revenue Payout Percentage	0%	50%	100%	200%

(g)“Revenue” for any fiscal year shall mean the annual revenue of the Company for such fiscal year as reported in the Company’s publicly filed financial statements.

(h)“Revenue Payout Percentage” shall be the percentage determined pursuant to the Payout Chart for the level of achievement of the Company’s cumulative Revenue target shown in the Payout Chart.

(i)“TSR” shall mean the quotient obtained by dividing Company’s Final Stock Price, plus per share dividends paid during the Performance Period (assuming reinvestment in the Company’s common stock as of the applicable ex-dividend date), less $[ ⚫ ], divided by (ii) $[ ⚫ ].

(j)“TSR Modifier” shall mean that (i) in the event TSR for the Performance Period decreases by [ ⚫ ] % or greater, the Vesting Eligible RSUs shall not exceed the Target Award; and (ii) in the event TSR for the Performance Period is [ ⚫ ] % or greater and the EBT Payout Percentage or Revenue Payout Percentage is below Target, the EBT Vesting Eligible RSUs or Revenue Vesting Eligible RSUs, as applicable, shall equal 50% of the Target Award.